AMENDMENT NO. 1
ADMINISTRATIVE SERVICES AGREEMENT

The Administrative Services Agreement (the "Agreement"), dated June 8, 1999, by and among A I M Advisors, Inc. ("AIM") and Principal Life Insurance Company ("Insurer"), is hereby amended as follows:

Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) INSURER shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, AIM agrees to pay to INSURER a quarterly fee ("Quarterly Fee") equal to a percentage of the average daily net assets of the Fund attributable to the Contracts issued by INSURER ("INSURER Fund Assets") at the annual rate of 0.25%.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: April 30, 2004.

A I M ADVISORS, INC.
Attest: /s/ P. Michelle Grace	By: /s/ Mark H. Williamson
Name: P. Michelle Grace	Name: Mark H. Williamson
Title: Assistant Secretary	Title: President

PRINCIPAL LIFE INSURANCE COMPANY
Attest: /s/ Cynthia Switzer	By: /s/ Sara Wiener
Name: Cynthia Switzer	Name: Sara Wiener
Title: Paralegal Analyst	Title: Director - Product Mgmt.